NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES CLOSING ON THE PURCHASE OF UNDEVELOPED LAND IN PENNSYLVANIA

NEW YORK, NEW YORK (March 17, 2010) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced that a subsidiary has closed on the acquisition of an approximately 51 acre parcel of undeveloped land in Lower Nazareth, Pennsylvania.  The land was purchased for approximately $1.8 million (before acquisition expenses) from a subsidiary of Opus East, L.L.C., a bankrupt entity, and is located in a major industrial area in Pennsylvania’s Lehigh Valley.  The land acquired has approvals for the development of two industrial buildings totaling approximately 530,000 square feet.  This transaction, along with the recently completed purchase of a 120,000 square foot industrial building with a full building lease in Breinigsville, Pennsylvania are Griffin’s first real estate acquisitions outside of the Hartford, Connecticut market, where Griffin Land’s core real estate holdings are located.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, Inc., its landscape nursery business.  Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, including development of the 51 acre parcel of land in Lower Nazareth, Pennsylvania just acquired.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.